UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
October 26, 2012

ABAXIS, INC.
(Exact name of registrant as specified in its charter)

California	000-19720	77-0213001
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3240 Whipple Road, Union City, CA 94587
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(510) 675-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 26, 2012, Abaxis, Inc. (the “Company”) entered into an Exclusive Agreement (the “Agreement”) with Abbott Point of Care Inc. (“Abbott”) to take effect on January 2, 2013.  Pursuant to the Agreement, the Company granted to Abbott the exclusive right to sell and distribute in the U.S. and China (including Hong Kong) the Company’s Piccolo Xpress® chemistry analyzer and associated consumables in the professionally attended human healthcare market, but excluding sales and distribution to a certain specified customer and specified customer segments in the Abbott territories.   In particular, Abaxis will retain the distribution rights to current customer, Catapult Health LLC, and certain market segments, including pharmacy and retail store clinics, shopping malls, contract research organizations (CROs) and cruise ship lines.

Abbott’s exclusive right to sell and distribute these products under the Agreement is subject to certain annual minimum purchase and sales requirements.  In the event Abbott fails to achieve such minimum requirements, the Company may either convert Abbott’s status to a non-exclusive distributor or terminate the Agreement.  The initial term of the Agreement ends on December 31, 2017, and after the initial term, the Agreement renews automatically for successive one-year periods unless terminated by either party based upon a notice of non-renewal six months prior to the then current expiration date.  In the event the Company elects to give notice of non-renewal after the initial term, the Company will pay to Abbott a specified one-time termination fee.  If at any time after January 1, 2014 there is a change of control of the Company, and the Company (or its successor) elects to terminate the Agreement, then Abbott will be paid a one-time termination fee based on Abbott’s volume of sales in the final contract year.

Under the Agreement, Abbott will be exclusively responsible for marketing and promoting the Piccolo Xpress® products in the specified territory other than to the customer and customer segments retained by the Company, and the Company will have certain responsibilities for providing technical support and warranty services to Abbott in support of those marketing and sales efforts.

A press release announcing the foregoing is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits.

Exhibit Number	Description

99.1	Press Release announcing Exclusive Agreement with Abbott Point of Care Inc.

1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 1, 2012

ABAXIS, INC.

By:	/s/ Alberto R. Santa Ines
Alberto R. Santa Ines
Vice President, Finance and
Chief Financial Officer

 2.